Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a summary of the capital stock of Owlet, Inc. (“Owlet,” the “Company,” “we,” “us,” and “our”) and certain provisions of our second amended and restated certificate of incorporation (as amended and as currently in effect, the “certificate of incorporation”), our amended and restated bylaws (as currently in effect, the “bylaws”), the Certificate of Designation of Series A Convertible Preferred Stock of Owlet, Inc. filed with the Delaware Secretary of State on February 17, 2023 (the “Series A Preferred Certificate of Designation”), the Certificate of Designation of Series B Convertible Preferred Stock of Owlet, Inc. filed with the Delaware Secretary of State on February 29, 2024 (the “Series B Preferred Certificate of Designation”) and the General Corporation Law of the State of Delaware (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, bylaws, the Series A Preferred Certificate of Designation, the Series B Preferred Certificate of Designation and the applicable provisions of the DGCL. Certain terms used but not otherwise defined herein shall have the meanings ascribed to them in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), of which this Exhibit 4.7 is a part.

General

Our certificate of incorporation authorizes capital stock consisting of:

•107,142,857 shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”) and
•10,741,071 shares of preferred stock, par value $0.0001 per share.

The Company had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Common Stock.

Common Stock

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the common stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Declaration and payment of any dividend is subject to the discretion of the Board. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board may regard as relevant.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of shares of Common Stock upon such dissolution, liquidation or winding up, pro rata on a per share basis. Holders of our Common Stock do not have preemptive,

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subscription, redemption or conversion rights. There are no redemption provisions or sinking fund provisions applicable to the Common Stock. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of our preferred stock that the Board of Directors (the “Board”) of the Company may authorize and issue in the future.

Other Matters

Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption provisions or sinking fund provisions applicable to the Common Stock. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of our preferred stock currently outstanding or that the Board may authorize and issue in the future.

Preferred Stock

Under the terms of the certificate of incorporation, our Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.

Series A Convertible Preferred Stock
On February 17, 2023 we issued an aggregate of 30,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Shares”).

General
Each Series A Preferred Share has the powers, designations, preferences and other rights as are set forth in the Series A Preferred Certificate of Designation. The Series A Preferred Shares rank senior to the Common Stock with respect to dividend rights, rights of redemption and rights upon a liquidation event.
Voting
Pursuant to the Series A Preferred Certificate of Designation, holders of Series A Preferred Shares are entitled to vote on an as-converted basis with the Common Stock.
Dividends
The Company has agreed not to declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series A Preferred Shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the product of (i) the dividend payable on each share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Share to Common Stock thereunder, in each case calculated on the record date for determination of holders entitled to receive such dividend.
Series B Convertible Preferred Stock
On February 29, 2024 we issued an aggregate of 9,250 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Shares”).
General
Each Series B Preferred Share has the powers, designations, preferences and other rights as are set forth in the Series B Preferred Certificate of Designation. The Series B Preferred Stock ranks, with respect to dividend rights, rights of

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redemption and rights upon a liquidation event, (i) equal to the Series A Convertible Preferred Shares and (ii) senior to the Common Stock.
Voting
Pursuant to the Series B Preferred Certificate of Designation, holders of Series B Preferred Shares are entitled to vote on an as-converted basis with the Common Stock.
Dividends
The Company has agreed not to declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series B Preferred Shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Share in an amount at least equal to the product of (i) the dividend payable on each share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Share to Common Stock thereunder, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Election of Directors and Vacancies

The number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board is divided into three classes, designated Class I, II and III, and each class of directors will be elected by our stockholders every three years. The Amended and Restated Stockholders Agreement, dated as of February 17, 2023 (the “Stockholders Agreement”), by and the Company, Eclipse Ventures Fund I, L.P., Eclipse Continuity Fund I, L.P. and Eclipse Early Growth Fund I (collectively, “Eclipse”) also provides that (i) until such time as Eclipse beneficially owns capital stock of the Company representing less than 20.0% of the Company’s total voting power entitled to elect directors, Eclipse will be able to nominate two director candidates and (ii) from such time as Eclipse beneficially owns capital stock of the Company representing less than 20.0% but more than 10.0% of the Company’s total voting power entitled to elect directors, Eclipse will be able to nominate one director candidate.

Under the bylaws, except as otherwise provided by the certificate of incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast will be sufficient to elect a director.

Except as the DGCL or the Stockholders Agreement may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the Stockholders Agreement and the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of the outstanding shares of voting stock then entitled to vote at an election of directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and to any bylaws adopted and in effect from time to time.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designation related to the preferred stock.

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Quorum

The holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation or bylaws. If, however, a quorum is not present or represented at any meeting of the stockholders, a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting (unless the adjournment is for more than 30 days), until a quorum is present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Except as otherwise provided by the certificate of incorporation, the bylaws, the rules or regulations of any stock exchange applicable to us, or applicable law or pursuant to any regulation applicable to us or our securities, each matter, other than the election of directors, presented to the stockholders at a duly called or convened meeting at which a quorum is present will be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

As indicated above, our certificate of incorporation provides that the Board is divided into three classes of directors, with each class of directors being elected by our stockholders every three years. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by or at the direction of (i) the Board, (ii) the chairperson of the Board, (iii) the Chief Executive Officer or (iv) the President. Unless otherwise required by law, the certificate of incorporation, or the bylaws, written notice of a special meeting of stockholders, stating the date, time, place, if any, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The certificate of incorporation provides that the holders of our common stock are not permitted to act by written consent.

In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting given by or at the direction of the Board or otherwise

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brought before the meeting by the Board or the Chairman of the Board, or by a stockholder who is present in person at the meeting, who was also a record owner of our shares both at the time of giving the notice provided for in the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting and otherwise complied with the requirements in the bylaws.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if such actions are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation is required to approve such amendment, unless a corporation’s certificate of incorporation, requires a greater percentage. Under the DGCL, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve amendments to a corporation’s bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage.
Our certificate of incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•the provisions regarding Owlet’s preferred stock;

•the provisions regarding the size, classification, appointment, removal and authority of the Board;

•the provisions regarding the Board’s and the stockholders’ ability to amend the bylaws;

•the provisions generally prohibiting stockholder actions without a meeting;

•the provisions regarding calling special meetings of stockholders;

•the provisions regarding our ability to indemnify and advance expenses for our current and former officers, directors, employees and agents and any person who is or was serving at the request of us a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

•the provisions regarding the limited liability of directors of Owlet.

Our bylaws may be adopted, amended or repealed (A) by the Board or (B) in addition to any vote of the holders of any class or series of our stock required by applicable law or by the certificate of incorporation (including any certificate of designation in respect of one or more series of Preferred Stock) or the bylaws, by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that a corporation will not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

1.prior to such time the Board of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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2.upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exclusions) ; or

3.at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Generally, a “business combination” includes, among other things, a merger or consolidation with the interested stockholder, certain asset or stock sales to the interested stockholder and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Since we have not opted out of Section 203 of the DGCL, it applies to Owlet. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Owlet for a three-year period. This provision may encourage companies interested in acquiring Owlet to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Owlet. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions

Our bylaws require, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought on our behalf, actions against any director, officer or stockholder of Owlet for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or

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other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the foregoing and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such action as agent for such stockholder. Although we believe this provision benefits Owlet by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and, if brought in a court other than the federal district courts of the United States of America, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce the foregoing and having service of process made upon such stockholder’s counsel in such action as agent for such stockholder. However, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

The foregoing provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Transfer Agent

The transfer agent for Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Common Stock is listed on NYSE under the symbol “OWLT.”

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